                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                             (Amendment No.    )*

                            MAS ACQUISITION XXVI CORP.

                               (Name of Issuer)

                                 Common Stock

                        (Title of Class of Securities)



                                 (CUSIP Number)

                                February 15, 2001

            (Date of Event Which Requires Filing of this Statement)

                                 Wong Peck Ling
                        c/o Stamford Bridge Holdings Limited
                      Brumby House,  1st. Floor, Jalan Bahasa
                                   P.O. Box 80148
                                  87011 Labuan F.T.
                                     Malaysia
                                 (6087) 42-3828

(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [x] Rule 13d-1(c)
     [_] Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP No.:
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   Stamford Bridge Holdings Limited
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   N/A
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [_]

                                                            (b) [_]
--------------------------------------------------------------------------------
3  SEC USE ONLY
--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Federal Territory of Labuan, Malaysia
--------------------------------------------------------------------------------
                                   5  SOLE VOTING POWER
                                      -0-
NUMBER OF SHARES                   --------------------------------------------
  BENEFICIALLY                     6  SHARED VOTING POWER
   OWNED BY                           -0-
     EACH                          --------------------------------------------
   REPORTING                       7  SOLE DISPOSITIVE POWER
    PERSON                            -0-
     WITH                          --------------------------------------------
                                   8  SHARED DISPOSITIVE POWER
                                      -0-
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   -0-
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    0.00%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.:
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   Edgehill Holdings Limited
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   N/A
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [_]

                                                            (b) [_]
--------------------------------------------------------------------------------
3  SEC USE ONLY
--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Federal Territory of Labuan, Malaysia
--------------------------------------------------------------------------------
                                   5  SOLE VOTING POWER
                                      -0-
NUMBER OF SHARES                   --------------------------------------------
  BENEFICIALLY                     6  SHARED VOTING POWER
   OWNED BY                           -0-
     EACH                          --------------------------------------------
   REPORTING                       7  SOLE DISPOSITIVE POWER
    PERSON                            -0-
     WITH                          --------------------------------------------
                                   8  SHARED DISPOSITIVE POWER
                                      -0-
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   -0-
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    0.00%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.:
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   Wong Peck Ling
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   N/A
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [_]

                                                            (b) [_]
--------------------------------------------------------------------------------
3  SEC USE ONLY
--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Malaysia
--------------------------------------------------------------------------------
                                   5  SOLE VOTING POWER
                                      -0-
NUMBER OF SHARES                   --------------------------------------------
  BENEFICIALLY                     6  SHARED VOTING POWER
   OWNED BY                           -0-
     EACH                          --------------------------------------------
   REPORTING                       7  SOLE DISPOSITIVE POWER
    PERSON                            -0-
     WITH                          --------------------------------------------
                                   8  SHARED DISPOSITIVE POWER
                                      -0-
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   -0-
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    0.00%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    IN
--------------------------------------------------------------------------------

Item 1.

          (a)  Name of Issuer: MAS Acquisition XXVI Corp.

          (b)  Address of Issuer's Principal Executive Offices:

               17 N. Governor St.
               Evansville, IN 47711
Item 2.

          (a) Name of Person Filing: Stamford Bridge Holdings Limited, Edgehill Holdings Limited and Wong Peck Ling

               (Stamford Bridge Holdings Limited and Edgehill Holdings Limited are controlled by Wong Peck Ling)

          (b)  Address of Principal Business Office:

               Stamford Bridge Holdings Limited,
               Edgehill Holdings Limited and Wong Peck Ling
               Brumby House,
               1st. Floor, Jalan Bahasa
               P.O. Box 80148
               87011 Labuan F.T.
               Malaysia

          (c) Citizenship: Stamford Bridge Holdings Limited and Edgehill Holdings Limited - Malaysia, Wong Peck Ling - Malaysia.

          (d)  Title of Class of Securities: Common Stock

          (e)  CUSIP Number:

Item 3.   Not Applicable.

Item 4.   Ownership

          (a)  Amount Beneficially Owned: -0-

          (b)  Percent of Class:  0.00%

          (c)  Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote   -0-.

               (ii)   shared power to vote or to direct the vote       -0-.

               (iii)  sole power to dispose or to direct the disposition of

                      -0-.

               (iv)   shared power to dispose or to direct the disposition of

                      -0-.

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group

         Not Applicable.

Item 9.  Notice of Dissolution of a Group

         Not Applicable.

Item 10. Certification

         Not Applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       May 3, 2000

                                       Stamford Bridge Holdings Limited

                                       By: /s/ Wong Peck Ling
                                       ----------------------------------
                                       Wong Peck Ling
                                       Director


                                       Edgehill Holdings Limited

                                       By: /s/ Wong Peck Ling
                                       ----------------------------------
                                       Wong Peck Ling
                                       Director


                                       By: /s/ Wong Peck Ling
                                       ----------------------------------
                                       Wong Peck Ling


                                  Page 7 of 7